Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-09055 and 033-33458) of International Business Machines Corporation of our report dated June 13, 2025 relating to the financial statements and supplemental schedules of the IBM 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
June 13, 2025